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                                                                   EXHIBIT 23(b)

                  [COBITZ, VANDENBERG & FENNESSY LETTERHEAD]



                         INDEPENDENT AUDITOR'S CONSENT



We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of Alliance Bancorp and Southwest Bancshares, Inc. that is made a part of the Registration Statement (Form S-4 to be filed on or about May 6, 1998) and related Prospectus of Alliance Bancorp for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 23, 1998, with respect to the consolidated financial statements of Southwest Bancshares, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



/s/ Cobitz, Vandenberg & Fennessy
May 4, 1998
Palos Hills, Illinois